EXHIBIT 99.1

BJ's Restaurants, Inc. Donates $526,000 to the Cystic Fibrosis Foundation From 2010 Fundraising Activities

HUNTINGTON BEACH, Calif., Jan. 24, 2011 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI), a long time supporter of the Cystic Fibrosis (CF) Foundation, announced today that the Company, in partnership with the BJ's Restaurants Foundation, raised a grand total of $526,000 for the CF Foundation during 2010 through its new restaurant grand-opening charity events, other fundraising campaigns and its Cookies for Kids program.

"For many years, BJ's has joined in the struggle to fight and eliminate cystic fibrosis," said Jerry Deitchle, Chairman and CEO. "On behalf of the 12,000 team members at our Company, BJ's remains steadfast in continuing our work to support the CF Foundation going forward. Additionally, BJ's is proud to continue its support of other charitable and humanistic programs that benefit the communities and constituencies that support our restaurants through our ongoing sponsorship of the BJ's Restaurants Foundation led by its President, Rob DeLiema."

"We are truly grateful to BJ's restaurants, their team members and their customers for their generosity and desire to help support the Cystic Fibrosis Foundation's mission," said C. Richard Mattingly, executive vice president and chief operating officer of the Cystic Fibrosis Foundation. "This disease still takes many lives, but thanks to remarkable medical research, people with CF are living into their 30s, 40s and beyond."

BJ's Restaurants, Inc. currently owns and operates 102 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (51), Texas (20), Arizona (6), Colorado (4), Oregon (2), Nevada (4), Florida (6), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

CONTACT: Rob DeLiema
         President, BJ's Restaurants Foundation
         Phone: (714) 500-2445; E-mail: rdeliema@bjsrestaurants.com